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                                                                 EXHIBIT 10.5(c)

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of June 1, 1999, by and between, Strategic Capital Management, Inc., a Delaware corporation, with its principal United States office at 101 Wood Avenue South, Iselin, New Jersey 08830 (the "Company"), and Peter J. Statile, residing at 37 Belfast Avenue, Staten Island, New York 10306 ("Executive").

                              W I T N E S S E T H:

          WHEREAS, U.S. Industries, Inc., a Delaware corporation, with its principal United States office at 101 Wood Avenue South, Iselin, New Jersey 08830 ("USI") intends to transfer all or a part of the assets constituting USI's diversified segment (the "Diversified Segment") and other assets of USI (such assets collectively "USI Diversified") to a newly constituted wholly owned subsidiary of USI ("Newco") and to spinoff Newco to the shareholders of USI (a spinoff with John Raos as Chairman and Chief Executive Officer of Newco is referred to herein as the "Spinoff");

          WHEREAS, effective on June 1, 1999 (the "Commencement Date"), the Company desires to employ the Executive as an executive of the Company;

          WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") as to the terms of his employment by the Company and to embody the terms of Executive's prospective employment by Newco subsequent to the Spinoff;

          WHEREAS, effective on the consummation of the Spinoff (the "Spinoff Date"), Strategic Capital Management, Inc. and USI shall cause Newco to employ the Executive as Executive Vice President - Operations and the Agreement will be assigned to, and assumed by, Newco.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:




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          1. Term of Employment; Assignment to Newco. (a) Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall be for a two-year term (the "Employment Term") commencing on the Commencement Date and ending two (2) years thereafter; provided that if the Executive is not physically or mentally capable of performing the duties set forth in Section 2 herein on the Commencement Date (as reasonably determined by the Company in its sole discretion) this Agreement shall be null and void ab initio. Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive two (2) year periods unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term.

          (b) On the Spinoff Date, this Agreement shall, without any further action of the parties, be deemed assigned to and assumed by Newco, and USI and Strategic Capital Management, Inc. shall be released from all obligations hereunder (and USI shall be released from all obligations under the Guaranty annexed hereto) except as set forth in Section 13 hereof and the Guaranty as it applies to such Section. Unless the context otherwise clearly requires, subject to Section 16(d), the term "Company" as used herein shall be deemed to refer to Strategic Capital Management, Inc. prior to the Spinoff Date and Newco on and after the Spinoff Date.

          2. Positions. (a) Executive shall serve as Executive Vice President - Operations of the Company. If requested by the Board of Directors of the Company (the "Board") or the Chairman and so elected by the stockholders of the Company, Executive shall also serve on the Board without additional compensation. Executive shall also serve, if requested by the Board, the Chairman or the President, as an executive officer and director of subsidiaries and a director of associated companies of the Company and shall comply with the policy of the Compensation Committee of the Company's Board (the "Compensation Committee") with regard to retention or forfeiture of the director's fees.

          (b) Executive shall report to any more senior officer of the Company as designated by the Chairman or the President and, shall have such duties and authority, consistent with his then position as shall be assigned to him from time to time by the Board, the Chairman, the President or such other more senior officer(s) of the Company.


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          (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, or charitable boards or committees Notwithstanding the foregoing, the Executive shall only serve on corporate boards of directors if approved in advance by the Board and shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company, as determined by the Board.

          3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $250,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board or the Compensation Committee (commencing on the first day of the Company's 2001 fiscal year) during the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except that, prior to a Change in Control, as defined in Section 11 hereof, and after the Spinoff Date, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

          4. Incentive Compensation. (a) Bonus. Provided the Spinoff is consummated, for each fiscal year or portion thereof during the Employment Term, beginning October 1, 1999, Executive shall, subject to shareholder approval as and to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), be eligible to participate in an incentive pay plan of the Company that provides an annualized cash target bonus opportunity equal to at least 70% of Base Salary.

          (b) Long Term Compensation. For each fiscal year or portion thereof during the Employment Term, after the Spinoff Date, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company in accordance with and subject to the terms of such plan.

          (c) Equity. (i) Options. Pursuant to a stock option plan satisfying the requirements of Code Section 162(m), the Company shall, after the Spinoff Date, recommend to the Compensation Committee that Executive be granted, three separate grants of nonqualified stock options (the "Options") to purchase the number of shares of Common Stock of the Company


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("Common Stock") determined for each grant by dividing $500,000 by the fair market value of the Common Stock on the date of grant as determined under the applicable stock option plan (the "Fair Market Value"). It shall be recommended that the first grant of options be made within the fifteen (15) day period following the date "regular way trading" of the Common Stock commences, excluding the period of "when issued trading" ("Regular Way Trading"), the second grant of options be made after the fifteenth (15th) day and before the thirtieth (30th) day following the commencement of Regular Way Trading, and the third grant of options be made after the thirtieth (30th) day and before the forty-fifth (45th) day following the commencement of Regular Way Trading. The Company shall recommend that the Options shall have an exercise price equal to the Fair Market Value. It shall be recommended that the stock option grants shall provide that the Options shall become exercisable with respect to 25% of such Options on each of the first four anniversaries of October 1, 1999, provided that Executive is employed by the Company on such vesting date, and further provided that it shall be recommended that such Options shall fully vest upon a Change in Control, as defined in Section 11 hereof, and that the next tranche vest upon a termination event described in Section 7(a)(i), (ii), (iii) or (iv).

          (ii) Common Stock Purchase. The parties acknowledge that the Executive has indicated that, within the one year period following the Spinoff Date, assuming he is then employed by the Company, the Executive intends to purchase the number of shares of Common Stock of the Com pany ("Common Stock") equal to the lesser of: (x) the number of shares of Common Stock with an aggregate value at the time of purchase of $250,000 or (y) 0.125 percent of the issued and outstanding Common Stock on the day after the Spinoff Date; provided that the one year period shall be extended day for day to the extent that the Executive is restricted by legal constraints from purchasing the required amount of such Common Stock and further provided that any shares of Common Stock of the Company owned within any employee benefit plan qualified under Section 401(a) of the Internal Revenue Code (referred to herein as "Tax Qualified") or any individual retirement account may be counted towards such requirement.

          (iii) Special Bonus. If the Spinoff occurs, Executive shall be entitled to receive on the later of (x) thirty (30) days following the Spinoff Date or (y) January 15, 2000, a special bonus for his efforts with regard to the Spinoff, in the amount of fifty thousand dollars ($50,000) (the "Special Bonus").

          (d) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.


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          5. Employee Benefits and Vacation. (a) During the portion of the
Employment Term prior to the Spinoff Date, Executive shall be entitled to participate in welfare benefit plans and arrangements and car allowances and other fringe benefits and perquisite programs substantially similar to those provided to comparable executives of USI, but not in any pension or profit sharing type plans. During the portion of the Employment Term effective on and after the Spinoff, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executive officers of the Company in each case in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive) and shall be given service credit under such plans from the Commencement Date for all purposes under such plans and arrangements. Except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended or other applicable law, or as provided in the prior sentence, Executive's employment with USI, Hanson Industries, or their respective predecessors or any other prior employer of Executive prior to the Spinoff Date shall not be used or otherwise recognized for any purpose under any Company sponsored employee benefit plan or program.

          (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

          6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

          7. Termination. (a) The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

               (i) the death of the Executive;

               (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 7(b) hereof;


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               (iii) the termination of the Executive's employment by the
          Executive on or after the Spinoff Date in connection with events that occur or occurred on or after the Spinoff Date for Good Reason pursuant to Section 7(c) hereof;

               (iv) the termination of the Executive's employment by the Company without Cause;

               (v) the termination of employment by the Executive without Good Reason upon sixty (60) days prior written notice;

               (vi) the termination of employment by the Executive with or without Good Reason during the thirty (30) day period commencing six
          (6) months after a Change in Control (such thirty (30) day period being referred to herein as the "Change in Control Protection Period"), provided that the Executive shall have a right to terminate employment pursuant to this Section 7(a)(vi) and receive the amounts under Section 8(c)(A)(i) and (ii) unless simultaneous with the Change in Control, the Company or the person or entity triggering the Change in Control delivers to the Executive an irrevocable direct pay letter of credit with regard to the amounts under Section 8(c)(A)(i) and (ii) and satisfying the requirements of Section 7(g) hereof;

               (vii) the termination of the Executive's employment by the Company for Cause pursuant to Section 7(e);

               (viii) the retirement of the Executive by the Company at or after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits;

               (ix) the occurrence of: (I) a Sale Event, (II) an Abandoned Spinoff or (III) a Change in Control of USI. For purposes of this
          Agreement: (x) "Sale Event" shall mean, prior to the Spinoff occurring or being publicly announced as being abandoned by the Board of Directors of USI and in both cases prior to June 30, 2000 (provided, however, that this date shall be extended to September 30, 2000 if, prior to June 30, 2000, USI receives a private letter ruling from the Internal Revenue Service providing that the stock dividend that will occur pursuant

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          to the Spinoff will be a tax-free distribution and providing such other relief and approvals as requested in the ruling (the "Outside Date")) and prior to a Change in Control of USI, one or more closings occur that result in more than 75% of the assets constituting the Diversified Segment as of the date hereof being sold (or otherwise disposed of) to one or more persons or entities and/or distributed to shareholders through a dividend (but not including the Spinoff or an event which would be an Abandoned Spinoff);


          (y) "Abandoned Spinoff" shall mean, no Sale Event or Spinoff occurs prior to the Outside Date, USI publicly announces that its Board has abandoned the Spinoff or a transaction which would be a Spinoff occurs except that John Raos is not Chairman and Chief Executive Officer of Newco at such time; and

          (z) "Change in Control of USI" shall mean a Change in Control (within the meaning of Section 11 hereof but substituting USI for the Company) prior to the earliest of the Spinoff, a Sale Event or an Abandoned Spinoff (each of (a)(ix) (I),(II) or (III) referred to as a "Section 7(a)(ix) Event").

          (b) Disability. If by reason of the same or related physical or mental illness or incapacity, (i) the Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve
(12) consecutive month period or (ii) the Chairman of USI determines in good faith that that Executive will not be able to be a full time active executive of the Company on the Spinoff Date and for a continuing period thereafter, the Company may terminate Executive's employment for Disability. In the case of (i) such termination shall be upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter during such twelve month period while Executive is unable to carry out his duties as a result of the same or related physical or mental illness or incapacity and, in the case of (ii) immediately upon written notice at any time on or prior to the Spinoff Date. In the case of (ii), the Agreement will not be assigned to, or assumed by, Newco and the Executive shall be treated under Section 8(b) as if he was terminated for a Disability immediately after the Spinoff Date. A Termination under (i) shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day period.

          (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully

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corrected prior to the date of termination specified in the Notice of
Termination for Good Reason (as defined in Section 7(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances that occur on or after the Spinoff Date: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or, after a Change in Control, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's then position; (ii) removal of, or the nonreelection of, the Executive from the officer positions, if any, with the Company specified herein without election to a higher position; (iii) a relocation of the Company's executive office in New Jersey to a location more than both thirty-five (35) miles from Iselin, New Jersey and thirty-five (35) miles from the Executive's residence at the time of relocation; (iv) after a Change of Control, a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate immediately prior to the Change of Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of this Agreement, including without limitation Section 13 hereof; (vi) if on the Board at the time of a Change in Control, Executive's removal from or failure to be reelected to the Board thereafter; (vii) a failure of any successor to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder; or (viii) a failure of the Company to grant stock options within ninety (90) days after the Spinoff Date in an aggregate amount of exercise price (which shall be fair market value at the time of grant) multiplied by number of options of at least $1,500,000 and, as to other provisions materially in the aggregate no less favorable to the Executive than the recommendations required by Section 4(c)(ii) hereof.

          (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of

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Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 7(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

          (e) Cause. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company or its business, assets or employees; (ii) the refusal of Executive to follow the proper written direction of the Board or a more senior officer of the Company, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the more senior officer (whichever is applicable); (iii) substantial and continuing willful refusal by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to attempt to perform his duties hereunder; (iv) the Executive being convicted of a felony (other than a felony involving a motor vehicle); (v) the breach by Executive of any material fiduciary duty owed by Executive to the Company; or (vi) Executive's dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

          (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in
Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

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          (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) hereof shall be in amount equal to the amount the Executive would be entitled to under Section 8(c)(A)(i) and (ii) hereof if he were terminated without Cause upon the Change in Control and have an expiration date of no less than two (2) years after the Change in Control. The Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by the Executive that states that (i) (A) a Good Reason event has occurred and the Executive would be entitled to payment under Section 8(c) of this Agreement if he elected to terminate employment for Good Reason or (B) six (6) months and not more than six (6) months and thirty (30) days has expired since the Change in Control or
(C) the Executive is entitled to payment under Section 8(c) of this Agreement and (ii) assuming the event set forth in (i) entitled him to payment under
Section 8(c) of this Agreement, the amount the Company would be indebted to him at the time of presentation under Section 8(c)(A)(i) and (ii) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that the Executive first makes demand upon the Company or that the Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to the Executive by the Company under this Agreement, is not submitted by the Executive or is not paid by the issuing bank, the Company shall remain liable to the Executive for the remainder owed the Executive pursuant to the terms of this Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts the Company then or thereafter would owe to the Executive under Section 8(c) of this Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard & Poor's Ratings Services. The Company shall bear the cost of the letter of credit.

          8. Consequences of Termination of Employment on or After the Spinoff.
(a) Death. If, Executive's employment is terminated during the Employment Term on or after the Spinoff Date by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies, the Special Bonus to the extent earned but not paid and any unreimbursed business expenses payable pursuant to Section 6 (collectively "Accrued Amounts") which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of the Executive's death, multiplied by (y) a fraction, the numerator of which is the

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number of days of the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) subject to Sections 10 and 12, any other amounts or benefits owing to the Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid in accordance with such plans and programs; (iv) payment on a monthly basis of six
(6) months of Base Salary, which shall be paid to Executive's spouse, or if he is not married to the Executive's estate or if she shall predecease him, then to the Executive's children (or their guardian if one is appointed) in equal shares; and (v) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years.

          (b) Disability. If, Executive's employment is terminated during the Employment Term and on or after the Spinoff Date by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death (other than life insurance benefits), provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the six (6) month period during which Base Salary is being paid.

          (c) Termination by Executive for Good Reason or for any Reason During the Change in Control Protection Period or Termination by the Company without Cause or Nonextension of the Term by the Company. If on or after the Spinoff Date (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term,
(ii) if a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) Executive's employment with the Company is terminated by the Company without Cause or (iv) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1(a) hereof, Executive shall be entitled to receive the Accrued Amounts and shall, subject to Section 10(b) hereof, be entitled to receive, (A) in a lump sum within ten (10) days after compliance with such Section 10(b), (i) two (2) times Base Salary and (ii) if such termination is after a Change in Control, two (2) times the highest annual bonus paid or, if declared or earned but not yet paid for a completed fiscal year, payable to Executive for any of the previous three
(3) completed fiscal years by the Company (provided that, if this Section 8(c) becomes applicable in reference to the bonus for the fiscal years ending on or about September 30,

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2000 or 2001, the bonus to be used for the foregoing calculation shall be deemed to be the higher of the respective bonus declared or earned for such year or $175,000); (B) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company which shall be paid in accordance with such plans and programs; (C) if not vested in a Company maintained Tax Qualified defined benefit plan, a payment equal to the product of (i) the lump sum value of any benefit accrued under such Tax Qualified defined benefit plan, if any, on the date of termination (as determined in accordance with the provisions of such plan as then in effect, including the applicable mortality factor, but utilizing a lump sum discount rate equal to the plan's long-term investment rate of return assumption for valuation purposes), and (ii) a fraction, the numerator of which is equal to the number of full months worked by the Executive following the Commencement Date and the denominator of which is sixty (60); (D) if such termination is after a Change in Control, two (2) years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (E) if such termination is after a Change in Control, two (2) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (F) payment by the Company of the premiums for the Executive and his dependents' health coverage for two (2) years under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (F) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements.

          (d) Termination with Cause or Voluntary Resignation without Good Reason or Retirement. If, Executive's employment hereunder is terminated on or after the Spinoff Date (i) by the Company for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, or (iii) by the Company pursuant to Section 7(a)(viii) hereof, the Executive shall be entitled to receive only his Base Salary through the date of termination, the Special Bonus if earned but unpaid and any unreimbursed business expenses payable pursuant to Section 6 and, if the Executive has retired pursuant to the Company's retirement programs, any bonus that has been declared or earned but not yet paid for a completed fiscal year. All other benefits (including, without limitation,

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options and the vesting thereof) due Executive following such termination of employment shall be determined in accordance with the Company's plans and programs.

          9. Consequences of Termination of Employment Prior to the Spinoff Date. (a) Death, Disability, Termination with Cause, Voluntary Resignation. If Executive's employment hereunder is terminated prior to the Spinoff Date and prior to a Section 7(a)(ix) Event (i) by reason of death, (ii) by reason of Executive's Disability, (iii) by the Company for Cause, or (iv) by Executive, the Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus, if any, and any unreimbursed business expenses payable pursuant to Section 6, provided that if such termination is by Executive and occurs within fifteen (15) days after the earlier of the Company notifying Executive in writing or issuing a formal public announcement that the Spinoff will take place but at least one of Bearing Inspection, Inc., Atech Turbine Components, Inc., Huron, Inc. or Rexair, Inc. is not part of the Spinoff, Executive shall be treated as provided in (b) below. All other benefits due Executive following such termination of employment shall be determined in accordance with the Company's plans and programs.

          (b) Termination by the Company without Cause or Occurrence of Section 7(a)(ix) Event. If (i) prior to the earlier to occur of a Section 7(a)(ix) Event or Spinoff Date, Executive's employment hereunder is terminated by the Company without Cause or (ii) Executive's employment hereunder is terminated as a result of the occurrence of a Section 7(a)(ix) Event, the Executive shall, subject to Sections 10 and 12, be entitled to receive (A) if such termination occurs prior to January 1, 2000, in a lump sum within five (5) days after such termination, an amount equal to six (6) month's Base Salary or (B) if such termination occurs after December 31, 1999 and prior to the Outside Date, in a lump sum within five
(5) days after such termination, an amount equal to twelve (12) month's Base Salary plus $14,583 per month for each complete month (and pro rata for any partial month) of employment on or after October 1, 1999. In addition to the foregoing, Executive shall be entitled to receive the amounts and benefits described in Section 9(a) above.

          10. (a) No Mitigation; Set-Off. In the event of any termination of employment under Sections 8 or 9, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Sections 8 and 9 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

          (b) Executive agrees that, as a condition to receiving the payments and benefits provided under Sections 8(c) and 9(b) hereunder he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of right of indemnification hereunder, equity grants, or benefit plans that by their terms are intended to survive termination of his employment).

          11. Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following on or after the Spinoff Date (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years (not including any period prior to the Spinoff Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company. In no event shall the Spinoff in and of itself constitute a Change in Control for purposes of this Agreement.

          12. Confidential Information and Non-Solicitation of the Company. (a)
(i) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information and that because of the nature of the information that will be known to Executive it is necessary for the Company and its affiliates to be protected by the Confidentiality restrictions set forth herein.

          (ii) Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive's Solicitation of such employees as set forth below.

          (iii)Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 12.

          (b) Solicitation shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Chief Executive Officer of the Company.

          (c) If any restriction set forth with regard to Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 12 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

          (d) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

          (e) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive's employment or severance.

          (f) Furthermore, in the event of any termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive for two (2) years thereafter will not engage in Solicitation.

          (g) In the event of a breach or potential breach of this Section 12, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this
Section 12 enforced. It is hereby acknowledged that the provisions of this
Section 12 are for the benefit of the Company and all of the affiliates of the Company before and after the Spinoff Date and each such entity may enforce the provisions of this Section 12 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

          (h) Furthermore, in the event of breach of this Section 12 by Executive, while he is receiving amounts under Section 8(c) or 9(b) hereof, Executive shall not be entitled to receive any future amounts pursuant to Sections 8(c) or 9(b) hereof.

          13. Indemnification. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, employee or officer of the Company and/or any affiliate of the Company, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law (or, if other than the Company, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by the applicable company, and shall inure to the benefit of his heirs, executors and administrators. With respect to the obligations set forth in this
Section 13, the Company shall retain such obligations in respect of any act, omission or circumstance that occurred on or prior to the Spinoff, and Newco shall become liable hereunder with respect to any Proceeding which arises out of or relates to events occurring after the Spinoff, except to the extent that the liability relates to service with or for another assignee under Section 16(d) hereof.

          (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

          (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

          (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

          (i) The Company will be entitled to participate therein at its own expense; and

          (ii) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

          (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

          (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 13 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the applicable company, agreement, vote of stockholders or disinterested directors or otherwise.

          (h) The Company agrees to obtain Officer and Director liability insurance policies covering Executive and shall maintain at all times during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. The Company shall maintain for a six (6) year period commencing on the date the Executive ceased to be an employee of the Company, Officer and Director liability insurance coverage for events occurring during the period the Executive was an employee or director of the Company in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by the Company as shall be maintained for active officers and directors.

          (i) This Section 13 shall not create or expand any rights to indemnification in favor of Executive with respect to service with USI, the Company or their affiliates prior to the date hereof.

          14. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof after the Spinoff covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the

Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income or payroll tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 14 is that (a) the Executive, after paying his Federal, state and local income tax and any payroll taxes on Executive, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 14 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 14, whether payable to any taxing authority or repayable to the Company, and this Section 14 shall be interpreted accordingly.

          (b) Except as otherwise provided in Section 14(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

          (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

          (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

          (i) to pay federal, state, local income and/or payroll taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

          (ii) to have otherwise allowable deductions for federal, state and local income and payroll tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

          (d)(i)(A) In the event that prior to the time the Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

          (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code
Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

          (C) In the event the Executive receives a refund pursuant to (B) above and repays such amount to the Company, the Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

          (D) The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for refund or credit is denied.

               (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

               (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 14, subject to subpart
(i)(D) above, the Executive shall permit the Company to control issues related to this Section 14 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany him and the Executive and his representative shall cooperate with the Company and its representative.

               (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 14 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of the Executive.

          (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant, to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by the Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

          (f) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive's counsel.

          (g) The Company and the Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 14 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with
Section 14(d)(i)(D) hereof.

          15. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided the Executive is successful with regard to a material portion of his claim.

          16. Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

          (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

          (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only (i) as contemplated in
Section 1(b), (ii) prior to the Spinoff to either an entity which is owned in whole by USI or (iii) after the Spinoff to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all obligations of the Company herein, shall be the obligations the assignee entity or acquirer, as the case may be. Executive acknowledges that he is aware that the Company contemplates assigning this Agreement to Newco on or promptly after the Spinoff.

          (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

          (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two
(2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Senior Vice President, General Counsel and Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

          (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          (h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 13 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

          (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          (k) Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                            STRATEGIC CAPITAL MANAGEMENT, INC.

                            By:
                               -------------------------------
                               Name:
                               Title:


                            -------------------------------
                            Peter J. Statile

                                    GUARANTY

          The undersigned entity, U.S. Industries, Inc. ("USI"), does hereby agree to the terms contained herein, and guarantee the payment of the obligations of Strategic Capital Management Inc. (the "Company") under the employment agreement by and between Peter J. Statile and the Company, dated as of June 1, 1999 (the "Employment Agreement") that become due prior to or upon the earliest to occur of the Spinoff Date, a Sale Event, an Abandoned Spinoff and a Change of Control of USI (all as defined in the Employment Agreement), including the payments of any and all monies which the Company is obligated to pay to Executive prior to the Spinoff Date in accordance with the terms of the Employment Agreement, as well as the obligations under Section 13 of the Employment Agreement. Upon the Spinoff, this Guaranty shall become of no further force or effect except with regard to Section 13 of the Employment Agreement as it applies to the period prior to the Spinoff and obligations for the period prior to the Spinoff that remain unfulfilled as of the Spinoff Date. This is a guaranty of payment and not collection.


                            U.S. Industries, Inc.


                            By
                              -----------------------------
                            Name:
                                 --------------------------
                            Title:
                                  -------------------------
                            Date:
                                  -------------------------








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